Exhibit 10.1

APPGATE, INC.

2021 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.  Award of Restricted Stock Units. APPGATE, INC., a Delaware corporation (the “Company”), hereby grants, as of [________________ ___], 202[2] (the “Date of Grant”), to you (the “Recipient”), the right to receive, at the times specified in Section 2 and 3 hereof, the number of shares of the Company's common stock specified when you accept the award in the Principal EquityGateway system (collectively the “RSUs”). The RSUs shall be subject to the terms, provisions and restrictions set forth in this Agreement and the Appgate, Inc. 2021 Incentive Compensation Plan, as may be amended from time to time (the “Plan”), which is incorporated herein for all purposes. As a condition to entering into this Agreement and the receipt of the RSUs, and as a condition to the issuance of any Shares (or any other securities of the Company), the Recipient agrees to be bound by all of the terms and conditions herein and in the Plan. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

2.  Vesting of RSUs.

(a)  Except as otherwise provided in this Section 2(a) and Sections 2(b) and (c) of this Agreement, in the Plan or in any employment, consulting or other agreement for the performance of services between Recipient and the Company or a Related Entity (the “Service Agreement”), the RSUs shall become vested in the following percentages and at the following times (each, a “Vesting Date”), provided, that, in no event shall any RSUs become vested until the earlier to occur of [(a) the listing of the Company’s common stock on either the NASDAQ or New York Stock Exchange and (b) a Change in Control (as defined in the Plan) (the first to occur of (a) or (b), the “Vesting Event”)].1 Any RSUs that would have otherwise become vested prior to the Vesting Event, but did not become vested because the Vesting Event had not occurred as of such time, shall vest on the Vesting Event (and the date of such Vesting Event shall be deemed the Vesting Date for such RSUs) regardless of whether Recipient was in Continuous Service through the date of the Vesting Event.

[Percentage of RSUs[2]	Vesting Date
25%	January 1, 2022

6.25%	On the first day of each calendar quarter starting with the calendar quarter April 1, 2022]

[Percentage of RSUs[3]	Vesting Date
25%	January 1, 2023
6.25%	On the first day of each calendar quarter starting with the calendar quarter April 1, 2023]

[Percentage of RSUs[4]	Vesting Date
100%	January 1, 2022]

[1]	Note that this is the “Vesting Event” for Messrs. Field and Rodriguez. For Mr. Medina’s award agreement, the bracketed language reads “(a) the listing of the Company’s common stock on either the NASDAQ or New York Stock Exchange, (b) a Change in Control (as defined in the Plan) and (c) December 31, 2022 (the first to occur of (a), (b) or (c), the “Vesting Event”)”.

[2]	This is the vesting schedule for the “special grant” for Messrs. Field and Rodriguez.
[3]	This is the vesting schedule for the “year 1” grant for Messrs. Field and Rodriguez.

[4]	This is the vesting schedule for the “special grant” for Manuel D. Medina.

Except as otherwise specifically provided herein, in the Plan or any Service Agreement, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date.

(b)  Acceleration of Vesting. Notwithstanding any other term or provision of this Agreement, the Committee may accelerate the vesting of any RSUs under this Agreement, at such times and upon such terms and conditions as the Committee shall deem advisable. The requirement that a Vesting Event occur shall be disregarded for purposes of any Plan or any Service Agreement provision that provides for accelerated vesting (whether pro rata or in full) of RSUs upon the occurrence of a Change in Control (or similar event) or death or disability of Recipient only if, at the time of such event, the vesting of the RSUs is only subject to future service requirements. Notwithstanding the foregoing, the accelerated vesting of such RSUs pursuant to such provision shall not occur until the occurrence of the Vesting Event.

(c)  Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(i) “Non-Vested RSUs” means any portion of the RSUs subject to this Agreement that has not become vested pursuant to this Section 2.

(ii)  “Vested RSUs” means any portion of the RSUs subject to this Agreement that is and has become vested pursuant to this Section 2.

3.  Settlement of and Rights with Respect to RSUs.

(a)  Settlement. In full settlement therefor, the Company shall deliver to the Recipient the number of Shares corresponding to the Vested RSUs as soon as practicable on or after a Vesting Date, but in no event later than thirty (30) days after the applicable Vesting Date, provided, that, if delivery of Shares to the Recipient would occur in a Company black-out period applicable to Recipient (and Recipient has not elected to have Shares that would otherwise be delivered to Recipient under this Agreement withheld to satisfy the taxes required by law to be withheld with respect to such Shares), the Company may delay delivery of such Shares until as soon as practicable following expiration of the black-out period. Notwithstanding the foregoing, if Recipient is subject to Section 409A of the Code, delivery of Shares pursuant to this Section 3(a) shall occur no later than two and one-half months after the end of the year in which the Vesting Date occurs. For the avoidance of doubt, nothing in this Section 3(a) or otherwise in this Agreement requires the Company to offer Recipient the option to have Shares that would otherwise be delivered to Recipient under this Agreement withheld to satisfy the taxes required by law to be withheld with respect to such Shares.

(b)  Rights with Respect to RSUs. Except as otherwise provided in Section 2, this Section 3 or the Plan, the Recipient shall not have any rights, benefits or entitlements with respect to the Shares corresponding to the RSUs unless and until those Shares are delivered to the Recipient. On or after delivery, the Recipient shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the articles of incorporation and other governing instruments of the Company, or as otherwise available at law.

4.  Forfeiture of Non-Vested Shares. If the Recipient’s Continuous Service with the Company and the Related Entities is terminated for any reason, any RSUs that are not Vested RSUs and do not become Vested RSUs pursuant to Section 2 hereof (and do not have the possibility of becoming Vested RSUs pursuant to Section 2(a) hereof or any provision of the Plan or a Service Agreement which provides for accelerated vesting of RSUs in the event of a Change in Control or similar event), shall be forfeited immediately upon such termination of Continuous Service and revert back to the Company without any payment to the Recipient. With respect to any RSUs that remain outstanding pursuant to the immediately preceding sentence, such RSUs shall be forfeited on the first date when they no longer have the possibility of becoming Vested RSUs and revert back to the Company without any payment to the Recipient. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Recipient’s forfeiture of Non-Vested RSUs pursuant to this Section 4.

5.  Transferability. Unless otherwise determined by the Committee, the RSUs are not transferable unless and until the Shares have been delivered to the Recipient in settlement of the RSUs in accordance with this Agreement, otherwise than by will or under the applicable laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient. Except as otherwise permitted pursuant to the first sentence of this Section, any attempt to effect a Transfer of any RSUs prior to the date on which the Shares have been delivered to the Recipient in settlement of the RSUs shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

6.  Section 409A. Payments made pursuant to the Plan and this Agreement are intended to comply with or qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all RSU Awards are made in a manner that complies with Section 409A (including, without limitation, the avoidance of penalties thereunder), provided, however, that the Company makes no representations that the RSU Awards will be exempt from any penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to this RSU Award.

Notwithstanding anything to the contrary in this Agreement or the Plan, if the Recipient is a “Specified Employee” (as defined below) then the delivery of Shares otherwise required to be made under this Agreement on account of the termination of the Recipient’s Continuous Service shall be made within thirty (30) days after the sixth (6th) month anniversary of the date of the termination of the Recipient’s Continuous Service or, if earlier, the date of the Recipient’s death if such deferral is required to comply with Section 409A of the Code. For purposes of this Agreement, a “Specified Employee” shall mean any individual who, at the time of his or her separation from Continuous Service with the Company and its Related Entities, is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company or any Related Entity, the stock of which is publicly traded on an established securities market or otherwise.

For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Recipient is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

7.  Tax Matters.

(a)  Withholding. As a condition to the Company’s obligations with respect to the RSUs (including, without limitation, any obligation to deliver any Shares) hereunder, if applicable, the Recipient shall make arrangements satisfactory to the Company, among the options made available to the Recipient by the Committee, in its discretion, pursuant to Section 10(e) of the Plan, to pay to the Company and/or any of the Related Entities any federal, state or local taxes of any kind required to be withheld with respect to the delivery of Shares corresponding to such RSUs. If the Recipient shall fail to make the tax payments as are required, the Company and/or any of the Related Entities shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including the withholding of any Shares that otherwise would be delivered to Recipient under this Agreement) otherwise due to the Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to such Shares.

(b)  Recipient’s Responsibilities for Tax Consequences. The tax consequences to the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the RSUs (including without limitation the grant, vesting and/or delivery thereof) are the sole responsibility of the Recipient. The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters and the Recipient’s filing, withholding and payment (or tax liability) obligations.

8.  Amendment, Modification & Assignment; Non-Transferability. This Agreement may only be modified or amended in a writing signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement, the Plan or any Service Agreement. Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part. The rights and obligations created hereunder shall be binding on the Recipient and his or her heirs and legal representatives and on the successors and assigns of the Company.

9.  Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

10.  Miscellaneous.

(a)  No Right to (Continued) Employment or Service. This Agreement and the grant of RSUs hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b)  No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c)  Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of RSUs hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d)  No Trust or Fund Created. Neither this Agreement nor the grant of RSUs hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person. To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)  Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without reference to the conflict of laws rules or principles thereof).

(f)  Interpretation. The Recipient accepts this award of RSUs subject to all of the terms, provisions and restrictions of this Agreement and the Plan. The undersigned Recipient hereby accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement or the Plan.

(g)  Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h)  Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 2 Alhambra Plaza, Suite PH-1-B, Coral Gables, Florida 33134, or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(i)  Non-Waiver of Breach. The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(j) Clawback. The Company may (i) cause the cancellation of the RSUs, (ii) require reimbursement of any benefit conferred under the RSUs to the Recipient or Beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). By accepting this Award, the Recipient agrees to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and further agrees that this Agreement may be unilaterally amended by the Company, without the Recipient’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(k) Acknowledgement and Acceptance. The Recipient acknowledges receipt of a copy of the Plan and 10(a) Prospectus and represents that he or she has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and by indicating acceptance of the award in the Appgate, Inc. Incentive Compensation Portal (Principal EquityGateway system), he or she accepts this RSU award subject to all of the terms and provisions of the Plan and this Agreement. The Recipient further represents that he or she has had an opportunity to obtain the advice of counsel prior to accepting this Agreement.

(l) MEP Amendment. Recipient acknowledges that SIS Holdings GP LLC (the “General Partner”) has amended the SIS Holdings LP Class B Unit Plan in a form provided to Recipient (the “Amendment”). Recipient hereby agrees (on Recipient’s own behalf and on behalf of any of Recipient’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns) to waive, and release the General Partner, SIS Holdings LP, the Company, any of their respective direct or indirect subsidiaries and affiliates and any of its or their respective current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns from, and agrees not to sue concerning, any claims in connection with the Amendment or any matters ancillary thereto.

[(m) Section 2(h) of Amended and Restated Employment Agreement. Recipient hereby agrees (on Recipient’s own behalf and on behalf of any of Recipient’s affiliated companies or entities or any of their respective heirs, family members, executors, agents and assigns) that this Agreement satisfies the Company’s obligations under Section 2(h) of Recipient’s Amended and Restated Employment Agreement entered into on October 12, 2021 by and among the Company, Appgate Cybersecurity, Inc. and Recipient.]5

5 NTD: This language will only be included in Mr. Medina’s award agreement.